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                             RICHARDS & O'NEIL, LLP
                                885 THIRD AVENUE
                          NEW YORK, NEW YORK 10022-4873
                                 (212) 207-1200



                                 June 14, 1999



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

                  Re:  Tractor Supply Company
                       ----------------------

Dear Sir or Madam:

                  We have acted as special counsel to Tractor Supply Company, a Delaware corporation (the "Company"), in connection with the proposed issuance of up to an aggregate of 1,000,000 shares (the "Shares") of the Company's common stock, par value $.008 per share ("Common Stock"), pursuant to the Company's 1994 Stock Option Plan, as amended (the "Plan").

                  As such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purpose of rendering this opinion. In our examinations, we have assumed the genuineness of all documents submitted to us as originals and the conformity to originals and certified documents of all copies submitted to us as conformed copies.

                  In rendering the opinion below, we have assumed that (a) upon exercise of the options granted under the Plan (the "Options"), the Company will have a sufficient number of authorized shares of Common Stock not reserved for other purposes to permit the issuance of the Shares; and (b) prior to the dates of exercise of the Options, no change occurs in the applicable law or the pertinent facts.
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Securities and Exchange Commission
June 14, 1999
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                  We do not purport to be experts in, or to express any opinion herein concerning, the law of any jurisdiction other than the State of New York, the United States of America and the State of Delaware (but only insofar as set forth in the General Corporation Law of the State of Delaware).

                  Gerard E. Jones, a partner of Richards & O'Neil, LLP, is a director and stockholder of the Company. Mr. Jones also holds options granted under the Plan which he received for his services as a director.

                  Based on the foregoing, we are of the opinion that the Shares have been duly authorized and reserved for issuance by the Company upon exercise of the Options and, when issued and sold against payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-8 being filed herewith by the Company with the Securities and Exchange Commission. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                                     Very truly yours,

                                                     /s/ Richards & O'Neil, LLP